Exhibit 10.11


            GENERAL EMPLOYMENT ENTERPRISES, INC.
             CHIEF EXECUTIVE OFFICER BONUS PLAN




The Chief Executive Officer shall receive annually a bonus amount equal to a percentage of his base salary in effect during the bonus year. The percentage to be used shall be the sum of two bonus rates, determined as follows:

1. Income bonus rate - The income bonus rate shall be 10% multiplied by the ratio of consolidated pre-bonus income per $1,000,000 or fraction thereof.
2. Income improvement bonus rate - The income improvement bonus rate shall be 20% multiplied by the ratio of the improvement in consolidated pre-bonus income per $1,000,000 or fraction thereof.

For purposes of these calculations, the pre-bonus income of the corporation means the consolidated, fiscal year income before deduction of income taxes and before deduction of the CEO bonus itself. Improvement means the amount of increase in pre-bonus income for the bonus year compared with the immediately preceding year. In calculating the bonus rates, pre-bonus losses and negative improvement amounts shall be treated as "zero."

The maximum percentage for the two bonus rates combined shall not exceed 200%.

The corporation shall pay the bonus to the CEO annually, within 30 days following the completion of the audit of its consolidated financial statements by its independent auditors.